DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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The Dreyfus/Laurel Funds Trust - Dreyfus Premier Managed Income Fund
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DREYFUS PREMIER MANAGED INCOME FUND (A SERIES OF THE DREYFUS/LAUREL FUNDS TRUST)

February 29, 2008

Important: To avoid the additional costs of another potential adjournment, please vote your shares today.

Dear Shareholder:

     We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Premier Managed Income Fund (the “Fund”), a series of The Dreyfus/Laurel Funds Trust, and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to April 2, 2008 at 9:00 a.m. You are receiving this letter because to date we have not received your vote on the important proposal affecting your investment in the Fund and we would greatly appreciate it if you would act on this matter today. For the reasons set forth in the proxy materials previously delivered to you, THE FUND’S BOARD MEMBERS UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVE THE PROPOSAL IS IN THE BEST INTERESTS OF THE FUND’S SHAREHOLDERS. We would ask that you vote on this important matter today to ensure that your voice is heard.

YOUR VOTE IS IMPORTANT!

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.

To simplify the voting process, we offer you three convenient voting options. We encourage you to utilize one of the following easy options today to record your vote promptly:

1.	Vote by Touch-Tone. You may cast your vote by telephone by calling the toll-free number listed on the enclosed proxy card and following the simple instructions. Please have your proxy materials, including the control number on your proxy card, available.

2.	Vote via the Internet. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website. Please have your proxy materials, including the control number on your proxy card, available.

3.	Vote by Mail. You may cast your vote by mail by signing, dating and mailing the enclosed voting instruction form or proxy card in the postage-prepaid return envelope provided.

     If you have any questions regarding the proposal or voting process, or would like to obtain additional copies of the materials, do not hesitate to call our proxy solicitor, D.F. King & Co., Inc., whom you may also receive a call from, toll-free at (800) 431-9629.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES TODAY.